EXHIBIT 99.1

Contact: Scott Drill, President and CEO
(763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports First Quarter Net Loss of $(240,000)

on POPS Revenue Increase of 10.8%; Legal Expense of $1,031,000

MINNEAPOLIS – April 23, 2008 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $6,563,000 for the first quarter ended March 31, 2008, an increase of 8.2%, compared to net sales of $6,065,000 for the first quarter of 2007. The net loss for the first quarter of 2008 was $(240,000) or $(0.02) per share, compared to a net income of $427,000, or $0.03 per share, for the first quarter of 2007. Insignia Point-of-Purchase Services® (POPS) revenue for the first quarter of 2008 was $5,948,000, an increase of 10.8%, compared to the first quarter 2007 POPS revenue of $5,370,000.

CEO Scott Drill commented, “Although we are disappointed that we lost $240,000 in the first quarter due to extraordinarily high legal expense, we are pleased that sequentially, POPS revenue increased 38% from its level in the fourth quarter of 2007. POPS revenue continues to look strong for the year in that we currently have POPS customer orders of approximately $19,100,000, which is 23% more than we had one year ago. For the second quarter, we have POPS customer orders of approximately $6,035,000 with approximately six weeks of selling time left. The back half of the year looks good as we are 72% ahead of what was booked for the second half at this time last year.”

Drill continued, “The relationship with Valassis continues to be excellent. Finalizing new retail agreements is taking longer than anticipated. However, we have added approximately 400 new grocery stores to our network this year and continue to be optimistic about our retail prospects.

On the legal front, the activity level has been high resulting in first quarter expense of $1,031,000 primarily because our legal team had to deal with over 6,000,000 pages of News America documents. In addition, we incurred $200,000 of expense in connection with electronic document production for which we had to use an outside vendor. That exercise is essentially complete, so we expect overall legal expense to decrease in the current quarter.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

April 23, 2008	Insignia Systems, Inc. Reports First Quarter Results	Page 2

Finally, our cash position on March 31, 2008 was $6,674,000, down from $7,393,000 on December 31, 2007 and up from $3,682,000 on March 31, 2007.”

Conference Call

The Company will host a conference call today, April 23, at 4:00 p.m. Central Time. To access the live call, dial toll-free 877-719-9801 or toll 719-325-4767. The conference code is 8418269. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call for 10 days. To access the replay, dial toll-free 888-203-1112 or toll 719-457-0820 and reference the passcode 8418269.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 9,000 chain retail supermarkets and drug stores, including A&P, Kroger and Safeway. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Reckitt Benckiser, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2007 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

April 23, 2008	Insignia Systems, Inc. Reports First Quarter Results	Page 3

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Net Sales	$6,563,000	$6,065,000
Cost of Sales	3,029,000	2,707,000
Gross Profit	3,534,000	3,358,000
Operating Expenses:
Selling	1,648,000	1,469,000
Marketing	361,000	333,000
General & Administrative	1,822,000	1,129,000

Operating Income (Loss)	(297,000)	427,000
Other Income, net	57,000	10,000

Income (Loss) Before Taxes	(240,000)	437,000
Income Tax Expense	—	10,000

Net Income (Loss)	$(240,000)	$427,000

Net Income (Loss) Per Share
Basic and diluted	$(0.02)	$0.03

Shares used in calculation of net income (loss) per share:
Basic	15,590,000	15,312,000
Diluted	15,590,000	16,023,000

SELECTED BALANCE SHEET DATA

(Unaudited)

	March 31, 2008	December 31, 2007
Cash and cash equivalents	$6,674,000	$7,393,000
Working capital	7,746,000	7,751,000
Total assets	14,800,000	13,340,000
Total liabilities	5,138,000	3,663,000
Shareholders’ equity	9,662,000	9,677,000

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com